                 [LETTERHEAD OF MERRILL LYNCH] November 8, 1999

Mr. Jan Mirsky
Chief Financial Officer
Sel-Leb Marketing, Inc.
495 River Street
Paterson, NJ  07524

                  Re: Approval of INCREASE TO WCMA LINE OF CREDIT

Dear Mr. Mirsky,

On behalf of Merrill Lynch Business Financial Services Inc. ("MLBFS"), I am pleased to inform you that MLBFS has approved the increase request of Sel-Leb Marketing, Inc. ("Customer") for the WCMA Line of Credit hereafter described.

The following is a summary of what I believe to be the major terms and conditions which will be included in the final documents evidencing the WCMA Line of Credit. It is not, of course, intended to be a complete statement of said terms and conditions of said facility.

Advantages of the WCMA Line of Credit: The WCMA Line of Credit combines a checking account with a revolving line of credit and certain other features to create an automated cash management system that:

     o Eliminates the guesswork required with conventional bank lines of credit as to the amount and timing of borrowed funds.

     o Ensures that only funds actually needed are borrowed, and that they are borrowed only when needed at the time that a check written on the WCMA checking account clears.

     o Ensures that all deposits into the WCMA checking account are automatically applied first to pay down the line of credit (with any excess automatically invested in money market funds).

As a result, interest expense is minimized, and the hassles and the management time required by most competitive lines of credit are eliminated.

Purpose: To provide working capital.

Maximum WCMA Line of Credit: An amount equal to the lesser of: (i) 80% of Customer's Accounts and Chattel Paper, as shown on its regular books and records (excluding Accounts over 90 days old, Chattel Paper with installments or other sums more than 90 days past due, and Accounts and Chattel Paper directly or indirectly due from any person or entity not domiciled in the continental United States, Alaska or Hawaii, or from any shareholder, officer or employee of Customer or any affiliated entity) and 50% of Customer's Inventory as shown on its regular books and records with a maximum advance of $2,750,000.00, or (ii) $3,800,000.00.

                                  MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Sel-Leb Marketing, Inc.
November 8, 1999
Page No. 2

WCMA Interest Rate: Variable at a per annum rate equal to the sum of 2.65% plus the 30-day Dealer Commercial Paper Rate (as published in The Wall Street Journal), based upon actual days elapsed over a 360-day year. Interest will normally be charged to the WCMA Line of Credit each month without invoicing.

Annual Line of Credit Fee: $28,500.00.

Fee for Increase:  $5,000.00.

Initial Expiration Date: October 31, 2000 (subject to renewal annually thereafter with MLBFS' consent).

Collateral: First lien on all business assets of Customer and Ales Signature, Inc., now owned or hereafter acquired.

Guarantors: Ales Signature, Inc..

Reporting Requirements: Customer and Ales Signature, Inc. will be required to provide MLBFS with a copy of each of its annual certified financial statements and quarterly interim financial statements, its monthly accounts receivable agings, its monthly inventory report and such other information as MLBFS may from time to time reasonably request.

Covenants: The Loan Documents evidencing the WCMA Line of Credit will contain the following covenants, as well as others of the type customarily required by lenders for similar facilities:

         (a) No Purchase of Securities. The WCMA Line of Credit may not be used to purchase or carry securities.

         (b) Continuity. Customer will continue and maintain its business, existence, ownership and good standing.

         (c) Minimum Tangible Net Worth.Customer's "tangible net worth" shall at all times exceed $6,500,000.00. For the purposes hereof, the term "tangible net worth" shall mean Customer's net worth as shown on Customer's regular financial statements, but excluding an amount equal to: (i) any assets which are ordinarily classified as "intangible" in accordance with generally accepted accounting principles, and (ii) any amounts now or hereafter directly or indirectly owing to Customer by officers, shareholders or affiliates of Customer.

         (d) Borrowed Debt. Except upon the prior written consent of MLBFS, Customer shall not directly or indirectly hereafter incur or permit to exist any debt of Customer for borrowed money or the lease under a capital lease or deferred purchase price of real or personal property other than: (i) debt to MLBFS and (ii) debt existing as of the date of and reflected on the last financial statements of Customer submitted to MLBFS prior to the date of the original funding with MLBFS.

                                  MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Sel-Leb Marketing, Inc.
November 8, 1999
Page No. 3



This Approval and MLBFS' obligations to fund the WCMA Line of Credit are further subject to its customary funding conditions, including, without limitation, the following:

         (i) Customer and each Guarantor shall have executed and delivered or caused the execution and delivery of all agreements, instruments and documents required by MLBFS, all of which shall be in form and substance satisfactory to MLBFS.

         (ii) There shall not have occurred any material adverse change in the business and financial condition of Customer or any Guarantor, or other event which would lead MLBFS in good faith and with reasonable cause MLBFS to deem itself insecure.

         (iii) No event shall occur and be continuing which by itself or with notice and/or the passage of time would constitute an Event of default under any of the Loan Documents or any other documents required by MLBFS.

         (iv) MLBFS shall have received and is satisfied with evidence of the perfection and priority of its liens on the Collateral.

         (v) Activation shall have occurred prior to the expiration of this Approval, and the WCMA Line of Credit shall not have expired.

         (vi) The WCMA Line of Credit shall not be or by any advance (including, without limitation, any advance to pay accrued interest) be exceeded.

Customer shall keep the contents of this letter confidential, and shall not, without the prior written consent of MLBFS, directly or indirectly include the name, logo or any trademark of MLBFS or any of its affiliates in any press or promotional publication. In no event shall Customer use this letter or its contents as a representation of Customer's creditworthiness or shall any third party rely upon the contents of this letter in extending credit to Customer.

In order for this Approval to become effective, Customer must indicate its acceptance on a copy of this letter in the space set forth below, and return said copy to the undersigned within 7 days from the date hereof with a check for $5,000.00 on account of the fees set forth above (which fees shall be deemed fully earned by MLBFS upon Customer's acceptance hereof, and shall not be refundable under any circumstances, including, without limitation, any subsequent voiding of this Approval, as hereafter provided). Thereafter, this Approval will remain in effect subject to the above conditions until January 7, 2000, after which it will at MLBFS' option be void unless the WCMA Line Of Credit has then been activated.

If you have any questions about this letter or the Approval, please call Wayne Dedrick at 212-284-5960.

                                  MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Sel-Leb Marketing, Inc.
November 8, 1999
Page No. 4


Very truly yours,

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.


By:   /s/ Dustin Vanpeursem
    ---------------------------------------------
         Dustin Vanpeursem
         Senior Portfolio Manager


ACCEPTED:

SEL-LEB MARKETING, INC.


By:    /s/ Jan Mirsky
    ---------------------------------------------
         Jan Mirsky
         Chief Financial Officer

cc.: Wayne Dedrick